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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE

                 HERITAGE PROPANE PARTNERS, L.P. ANNOUNCES SALE
                          OF 2.5 MILLION COMMON UNITS

TULSA, OKLAHOMA                                                    JULY 27, 2001
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HERITAGE PROPANE PARTNERS, L.P. (NYSE: HPG) announced today that it has priced a public offering of 2.5 million Common Units at a public offering price of $28.00 per unit. Salomon Smith Barney, A.G. Edwards & Sons, Inc., Dain Rauscher Wessels, and First Union Securities, Inc. are the managing underwriters for the offering that is scheduled to close on Tuesday, July 31, 2001. Heritage has also granted the underwriters an option to purchase up to an additional
375,000 common units.

Net proceeds from the offering will be approximately $66.5 million, before expenses. Of these proceeds, approximately $45 million will be used to reduce indebtedness under the Partnership's senior revolving acquisition facility, substantially all of which will be incurred in the previously announced acquisition of Proflame, Inc. The remaining net proceeds will be used for general partnership purposes, including future acquisitions and repayment of debt.

Copies of the final prospectus relating to these securities may be obtained from Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013. Any offering shall be made only by means of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Heritage is the fourth largest retail marketer of propane in the United States, delivering approximately 350 million gallons a year to approximately 500,000 customers from over 250 customer service locations in 28 states. Our operations extend from coast to coast, with concentrations in the western, upper mid-western, northeastern and southeastern regions of the United States.

For further information please contact Larry J. Dagley, Vice President and Chief Financial Officer, at 918-492-7272.